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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 17, 2002

SONIC CORP.
(Exact name of registrant as specified in its charter)

Delaware	0-18859	73-1371046
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)
101 Park Avenue Oklahoma City, Oklahoma (Address of Principal Executive Offices)	73102 (Zip Code)

(405) 280-7654
(Registrant's telephone number, including area code)

Item 5.    Other Events.

        On January 17, 2002, Sonic Corp. (the "Company") announced that its Board of Directors had approved a three-for-two split in the form of a stock dividend. Holders of record of the Company's common stock, par value $.01 per share (the "Common Stock"), at the close of business on January 28, 2002 (the "Record Date"), will receive one additional share of Common Stock for each two shares held on the Record Date. The stock dividend will be distributed February 8, 2002. The stock split will increase the number of shares of Common Stock outstanding from approximately 26.6 million to approximately 39.9 million (exclusive of treasury shares).

        On January 17, 2002, the Company also announced the resignation of Kenneth L. Keymer, the Company's President and Chief Operating Officer, and a member of the Company's Board of Directors. Mr. Keymer has accepted the position of President and co-Chief Executive Officer with Noodles & Company, a Boulder, Colorado-based privately held chain of quick casual restaurants. The Company announced that Pattye Moore would become President of the Company. Ms. Moore, previously Executive Vice President, has been with the Company since 1992 when she began as Vice President of Marketing and has served on the Board of Directors of the Company since January 2001.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REGISTRANT:
SONIC CORP.
Date: January 18, 2002
	By:	/s/ J. CLIFFORD HUDSON J. Clifford Hudson, Chairman and Chief Executive Officer

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SIGNATURES